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                                                                   Exhibit 99k.3

                              EMPLOYMENT AGREEMENT



     THIS AGREEMENT ("AGREEMENT") is made between GLADSTONE CAPITAL CORPORATION, a Maryland corporation (the "COMPANY"), and Terry Lee Brubaker, a resident of the Commonwealth of Virginia (the "EXECUTIVE").

     The Company wishes to secure the services of the Executive and the Executive wishes to furnish such services to the Company pursuant to the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as set forth below.

1. EMPLOYMENT; TERM. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter into such employment, as President and Chief Operating Officer of the Company, for the period commencing on the date that this Agreement is executed by all parties (the "EFFECTIVE DATE") and ending on the date three (3) years from the Effective Date, unless terminated sooner pursuant to Section 5 hereof. The initial three (3)-year term shall be extended for additional successive periods of one (1) year each, on the same terms and conditions contained herein, unless three (3) months' prior written notice is given by the Company of its intention to terminate the term of this Agreement without cause. For purposes hereof, the period of Executive's employment hereunder is referred to as the "TERM."

2.   DUTIES AND EXTENT OF SERVICES.

     (a) The Executive shall serve as President and Chief Operating Officer of the Company with such duties and responsibilities as are consistent with such positions, and shall so serve faithfully and to the best of his ability, under the direction and supervision of the Company's Board of Directors (the "BOARD").

     (b) Subject to the Company's procedures for selection and removing Board members, the Executive shall serve as a member of the Board of Directors and hold such other positions and executive offices of the Company or of any of the Company's subsidiaries or affiliates as may from time to time be authorized by the Board, provided that each such position shall be commensurate with the Executive's standing in the business community as President and Chief Operating Officer of the Company. The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Term as a Director of the Company or in any other office or position of the Company, or any of its subsidiaries or affiliates, unless the Board shall have specifically approved such additional compensation.

     (c) The Executive shall devote the substantial majority of his business time, attention and efforts to his duties hereunder, except when necessary to fulfill his fiduciary obligations as a member of the board of directors of Heads Up Systems and River Logic, which are expected to require no more than twenty percent (20%) of Executive's time. The Executive agrees that

                                       1.

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he will not be employed by any other entity, or serve as Chairman of the Board, co-Chairman of the Board, or non-executive Chairman of the Board of any other entity during the term of this Agreement, except as specified in the preceding sentence. The Executive shall diligently perform to the best of his ability all of the duties required of him as President and Chief Operating Officer of the Company, and in the other positions or offices of the Company or its subsidiaries or affiliates required of him hereunder. The Executive shall faithfully adhere to, execute and fulfill all policies established by the Company. Notwithstanding the foregoing provisions of this Section, the Executive may participate in charitable, civic, political, social, trade or other non-profit organizations to the extent such participation does not materially interfere with the performance of his duties hereunder, and may serve as a non-management director of business corporations (or in a like capacity in other for-profit organizations) so long as it does not materially interfere with the Executive's obligations hereunder.

     (d) The Executive shall be required to live within one hundred fifty (150) miles of the greater Washington, D.C. area in order to perform his duties hereunder. The Executive understands that he will be required to travel from time to time in order to perform his duties hereunder and agrees to undertake such travel as part of his duties to the Company under the terms of this Agreement.

3.   COMPENSATION.

     (a) BASE SALARY.

          (i) BASE SALARY PRIOR TO N-2 EFFECTIVE DATE. Up until the date that the Company's Registration Statement on Form N-2 relating to its initial public offering is declared effective by the Securities and Exchange Commission (the "N-2 EFFECTIVE DATE"), the Executive's Base Salary shall be $13,000, minus deductions and withholdings required by law, payable on a regular basis in accordance with the Company's regular payroll policies in effect from time to time, but not less frequently than monthly.

          (ii) BASE SALARY AFTER N-2 EFFECTIVE DATE. After the N-2 Effective Date, the Executive's Base Salary shall be Two Hundred Thousand Dollars ($200,000) per year, minus deductions and withholdings required by law, payable on a regular basis in accordance with the Company's regular payroll policies in effect from time to time, but not less frequently than monthly. On at least an annual basis, the Board will review the Executive's performance and may make increases to such Base Salary if, in its sole discretion, any such change is warranted.

     (b) INCENTIVE BONUS. Following the initial public offering, the Executive will be eligible to receive a year-end incentive bonus of up to one hundred percent (100%) of his Base Salary determined in the sole discretion of the Board or a compensation committee thereof. Subject to the provisions of Section 3(d) hereof, such bonus payments shall be made to the Executive, if earned, as soon as practicable after the end of each calendar year during the Term.

                                       2.
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     (c) DEFERRAL. The Executive may elect to defer payment of all or any part of his incentive bonus compensation amount payable in accordance with
Section 3(b) hereof with respect to any calendar year during the Term, by giving the Company written notice thereof not later than June 30 of such year. Additionally, in the event that in respect of any fiscal year of the Company any amount of Base Salary, incentive bonus compensation or any other amount payable to the Executive hereunder or otherwise, shall, either alone or in combination with other amounts payable hereunder or otherwise, result in a payment by the Company that shall not be currently deductible by it pursuant to the provisions of Section 162(m) of the Internal Revenue Code, as amended, or like or successor provisions (a "NON-DEDUCTIBLE AMOUNT"), as determined by the Company's independent accountants, the Company may elect to defer the payment of the Non-Deductible Amount. Any amounts so deferred, either by election of the Executive or by election of the Company, shall be immediately invested in a brokerage money market account controlled by the Company. The entire amount invested in such account shall be paid to the Executive on a date to be chosen by the Company, but in no event later than the first anniversary of the termination of the Executive from employment with the Company.

     (d) STOCK OPTIONS. Upon Board approval, the Executive shall receive an option to purchase two hundred thousand (200,000) shares of the Company's outstanding Common Stock. These options will vest according to the following schedule: one hundred thousand (100,000) shares subject to the option shall vest on the date of the grant; and the remaining one hundred thousand (100,000) shares subject to the option shall vest on the first anniversary of the date of the grant. The purchase price for the shares subject to the option shall be the fair market value of the shares on the date of the grant. The option shall be an incentive stock option to the extent permitted by law. Such options shall be subject to the Company's 2001 Equity Incentive Plan. The Executive may be required to sign additional stock agreements as a condition for receiving the option, and the option shall be subject to such agreements.

     The Executive is permitted to exercise his option before it is fully vested. In the event the Executive elects to exercise his option early, the stock he receives upon such exercise will be subject to the same vesting schedule that was applicable to the option shares. The specific terms and conditions of the transfer of such stock to the Executive shall be governed by an "Early Exercise Stock Purchase Agreement" in a form approved by the Company. Generally, until the Executive satisfies the vesting requirements, he may not sell, assign or convey the shares of early exercised stock. The Company will have the right to repurchase those early exercised shares at the original price paid by the Executive for the shares, in the event the Executive's employment terminates for any reason before such shares are vested.

4.   BENEFITS.

     (a) STANDARD BENEFITS. During the Term, the Executive shall be entitled to participate in any and all benefit programs and arrangements now in effect and hereinafter adopted and generally made available by the Company to its senior officers, including but not limited to, four (4) weeks of paid vacation during each year of the Term in accordance with the policies and procedures of the Company as in effect from time to time for its senior officers, pension plans, contributory and non-contributory Company welfare and benefit plans, disability plans, and medical, death benefit and life insurance plans for which the Executive shall be eligible, or may become eligible during the Term.


                                       3.
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     (b) EXPENSE REIMBURSEMENT. The Company agrees to reimburse, within thirty
(30) days of presentation, the Executive for all reasonable and necessary travel, business entertainment and other business out-of-pocket expenses incurred or expended by him in connection with the performance of his duties hereunder upon presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive.

     (c) OTHER EXECUTIVE PERQUISITES. The Company shall provide the Executive with other executive perquisites as may be available to or deemed appropriate for the Executive by the Board or a compensation committee thereof.

5. TERMINATION. This Agreement and the Executive's employment with the Company may be terminated either upon the expiration of its Term (as set forth in Section 1), or as set forth in Sections 5(a) through 5(e) or as set forth in
Section 11:

     (a) DEATH. In the event of the death of the Executive during the Term, this Agreement shall automatically terminate with the effective date of termination being the date of the Executive's death, and the Company shall have no further obligations hereunder except to pay all compensation due for the period up to
(i) the effective date of termination, plus an amount equal to any bonus he received during the previous year and (ii) acceleration of the vesting of all options previously granted to the Executive that would have vested within the one year period commencing with the effective date of the Executive's termination had the Executive remained employed by the Company for that one (1) year period. Such options that will accelerate will vest and become exercisable on the effective date of termination.

     (b) DISABILITY. In the event of the "PERMANENT DISABILITY" (as hereinafter defined) of the Executive during the Term, the Company shall have the right, to the extent permissible under applicable law and upon written notice to the Executive, to terminate the Executive's employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). For purposes of this Section, "PERMANENT DISABILITY" means any disability as defined under the Company's applicable disability insurance policy or, if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of him in accordance with his obligations under Section 2 hereof for a period of four (4) consecutive months or for shorter periods aggregating six (6) months during any twelve (12)-month period. In the event of such termination, and subject to the provisions of Section 5(g) below, the Company shall have no further obligations hereunder, except that the Executive shall be entitled to be paid as severance
(i) his Base Salary then in effect under Section 3(a) hereof for a period of two
(2) years from the effective date of termination, plus any bonus he received during the previous year; provided, however, that the Company shall only be required to pay that amount of the Executive's Base Salary which shall not be covered by long-term disability payments, if any, to the Executive, and (ii) acceleration of the vesting of all options previously granted to the Executive that would have vested within the two (2) year period commencing with the effective date of the Executive's termination had the Executive remained employed by the Company for that one year period. Such options that will accelerate will vest and become exercisable on the effective date of termination.


                                       4.
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     (c) CAUSE. The Company shall have the right, upon ten (10) days' written notice to the Executive, to terminate the Executive's employment under this Agreement for "CAUSE" (as hereinafter defined), effective upon the giving of such notice (or such later date as shall be specified in such notice), and the Company shall have no further obligations hereunder, except to pay the Executive compensation due for the period up to the effective date of termination. The Executive's right to participate in any of the Company's retirement, insurance and other benefit plans and programs shall be as determined under such programs and plans. For purposes of this Agreement, "CAUSE" means:

          (i) fraud, embezzlement or gross insubordination on the part of the Executive or material breach by the Executive of his obligations under Sections 6 or 7 hereof;

          (ii) a material breach of, gross negligence with respect to, or the willful failure or refusal by the Executive to perform and discharge, his duties, responsibilities or obligations under this Agreement (other than under Sections 6 and 7 hereof, which shall be governed by clause (i) above, and other than by reason of disability or death) that is not corrected within ten (10) days following written notice thereof to the Executive by the Company, such notice to state with specificity the nature of the breach, failure or refusal; provided that if such breach, failure or refusal cannot reasonably be corrected within ten (10) days of written notice thereof, correction shall be commenced by the Executive within such period and may be corrected within a reasonable period thereafter;

          (iii) conviction of, or the entry of a plea of nolo contendere by, the Executive of any felony; or

          (iv) illegal drug use, alcohol abuse or drug abuse by the Executive.

     (d) TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EMPLOYEE FOR GOOD REASON.


               (1) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company shall have the right, upon thirty (30) days' written notice given to the Executive, to terminate this Agreement for any reason whatsoever. In the event of a termination without cause, the Executive shall be entitled to receive as severance (i) from the Company an amount equal to two (2) years of his Base Salary at the rate then in effect, plus any bonus he received during the previous year and (ii) acceleration of the vesting of all Options previously granted to the Executive that have not yet vested, which options shall immediately vest and be exercisable as of the effective date of termination.

               (2) TERMINATION BY THE EMPLOYEE FOR GOOD REASON. In the event the Executive terminates employment for Good Reason, he shall receive the same severance as set forth in Section 5(d)(1). For purposes of the Agreement, "GOOD REASON" means:

                    a. a material change in the Executive's responsibilities and duties which is not agreed to by the Executive;

                    b. a material breach by the Company of its compensation obligations under this Agreement which is not agreed to by the Executive; or


                                       5.
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                    c. a change in David Gladstone's employment status that
 reduces his role or time commitment to the Company.

     (e) BY EXECUTIVE. The Executive shall have the right, exercisable at any time during the Term, to terminate this Agreement for any reason whatsoever, upon three (3) months written notice to the Company. In such event, the Company shall have no further obligations except to pay the Executive all compensation due for the period up to the effective date of termination, except if the Executive terminates for "Good Reason" as described above.

     (f) GENERAL PROVISIONS/OPTION VESTING AND EXERCISE PERIODS. If the Executive is terminated pursuant to either Section 5(c) or 5(e), all options that are not vested as of the effective date of termination shall be forfeited. In the event the Executive has vested but unexercised options upon his termination, the exercise period for such option shall be (i) eighteen (18) months if the Executive is terminated upon death or permanent disability; (ii) twelve (12) months if the Executive's employment is terminated pursuant to
Section 11; or (iii) ninety (90) days if the Executive's employment terminates for any other reason. Additional compensation subsequent to termination, if any, will be due and payable to the Executive only to the extent and in the manner expressly provided in this Agreement. In the event that the Executive secures employment with another entity during the period that any payment is continuing pursuant to the provisions of this Section 5, the amounts to be paid hereunder shall be reduced by the amount of the Executive's earnings from such other employment.

     (g) SEVERANCE PAY/RELEASE. The Company's payment of severance pay (including option acceleration) pursuant to Section 5(b) and 5(d) is contingent on the Executive entering into a release in favor of the Company with language mutually agreeable to the Executive and the Company. Severance payments will be made, minus the deductions and withholdings, in installments for the duration of the severance period according to the Company's regular payroll periods commencing with the first payroll period following the effective date of the release.

6. CONFIDENTIALITY. The Executive acknowledges that, by reason of his employment by the Company, he will have access to confidential information of the Company and its subsidiaries and affiliates, including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between the Company, any of its subsidiaries or affiliates and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them ("CONFIDENTIAL INFORMATION"). The Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and its subsidiaries and affiliates and covenants that, both during and after the Term, he will not disclose any Confidential Information to any person (except as his duties as an employee of the Company may require) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 6 shall not apply to Confidential Information that otherwise becomes generally known in the industry or to the public through no act of the Executive in breach of this Agreement or any other party in violation of an existing confidentiality agreement with the Company or any subsidiary or affiliate or which is required to be disclosed by court order or applicable law.



                                       6.
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7.   COVENANT NOT TO COMPETE.

     (a) SCOPE OF COVENANT. The Executive agrees that during the Term and for a period equal to the longer of (i) two (2) years commencing upon the expiration or termination of the Executive's employment hereunder (for any reason whatsoever) and (ii) the period during which the Executive is receiving the full and timely payments pursuant to Section 5 hereof, the Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature, without the prior written consent of the Company:

          (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Company within the United States (the "TERRITORY");

          (ii) call upon any person who is at that time, or who was at any time within one (1) year prior to that time, an employee of the Company (including the respective subsidiaries thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company (including the respective subsidiaries thereof), provided that the Executive shall be permitted to call upon and hire any member of his immediate family;

          (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Company (including the respective subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company (including the respective subsidiaries thereof) within the Territory; or

          (iv) call upon any prospective acquisition candidate, on the Executive's own behalf or on behalf of any competitor, which candidate was either called upon by the Company (including the respective subsidiaries thereof) or for which the Company (including the respective subsidiaries thereof) made an acquisition analysis, for the purpose of acquiring such entity;

provided, however, that nothing in this Section 7(a) shall be construed to preclude the Executive from making any investments in the securities of any business enterprise, whether or not engaged in competition with the Company or any of its subsidiaries, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange; and provided further, however, that nothing shall preclude the Executive from serving as a member of the board of directors of Heads Up Systems and River Logic.

For purposes of this Agreement, "businesses in competition with the Company" are any entities or persons who make senior and subordinated loans to small and medium sized private


                                       7.
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businesses that are substantially owned by buyout or venture capital funds or similar institutional investors.

     (b) REASONABLENESS. It is agreed by the parties that the foregoing covenants in this Section 7 impose a reasonable restraint on the Executive in light of the activities and business of the Company (including the Company's subsidiaries) on the date of the execution of this Agreement and the current plans of the Company (including the Company's subsidiaries); but it is also the intent of the Company and the Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company (including the Company's other subsidiaries) throughout the term of this covenant.

     (c) SEVERABILITY. The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

     (d) ENFORCEMENT BY THE COMPANY NOT LIMITED. All of the covenants in this
Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of one (1) year stated at the beginning of this Section 7, during which the agreements and covenants of the Executive made in this Section 7 shall be effective, shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 7.

     (e) CHANGE OF RELEVANT LAW. Notwithstanding any of the foregoing, if any applicable law shall reduce the time period during which the Executive shall be prohibited from engaging in any competitive activity described in Section 7(a) hereof, the period of time for which the Executive shall be prohibited from engaging in competitive activities pursuant to Section 7(a) hereof shall be the maximum time permitted by law. However, in the event that the time period specified by Section 7(a) shall be so reduced, then, notwithstanding the provisions of Section 5 hereof, the Executive shall be entitled to receive from the Company his Base Salary at the rate then in effect solely for the longer of
(i) the time period during which the provisions of Section 7(a) shall be enforceable under the provisions of such applicable law, or (ii) the time period during which the Executive is not engaging in any competitive activity, but in no event longer than the term provided in Section 5.

     (f) WAIVER OF SEVERANCE. If the Executive's employment terminates pursuant to Section 5(d) and the Executive chooses to waive his right to severance (including option acceleration) as provided for under those Sections, this Covenant Not to Compete shall not take effect.

     (g) TERMINATION FOR GOOD CAUSE. Notwithstanding the foregoing provisions of this Section, if the Executive terminates his employment for Good Reason pursuant to Section 5(d)(2) hereof, then the period of time for which the Executive shall be prohibited from



                                       8.
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engaging in competitive activities pursuant to Section 7(a) hereof shall be one
(1) year from the effective date of termination.

8. SPECIFIC PERFORMANCE. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's business and the business of the Company's subsidiaries and affiliates. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Section 6 or 7 hereof, the Company and its subsidiaries and affiliates would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company or any of its subsidiaries or affiliates. Therefore, the Executive hereby agrees that the Company and any affected subsidiary and affiliate shall be entitled to have Sections 6 or 7 hereof, specifically enforced (including, without limitation, by injunctions and restraining orders) by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

9. DEDUCTIONS AND WITHHOLDING. The Executive agrees that the Company or its subsidiaries or affiliates, as applicable, shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement, all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulation from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage under applicable employee benefit plans.

10. NO CONFLICTS. The Executive hereby represents and warrants to the Company that his execution, delivery and performance of this Agreement and any other agreement to be delivered pursuant to this Agreement will not (a) require the consent, approval or action of any other person or (b) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under, any agreement, arrangement or understanding with respect to the Executive's employment to which the Executive is a party or by which the Executive is bound or subject including, without limitation, any non-competition or non-disclosure provisions in agreements to which the Executive is or was a party. The Executive hereby agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, representatives, subsidiaries and affiliates (and each such subsidiary's and affiliate's directors, officers, employees, agents and representatives) from and against any and all losses, liabilities or claims (including interest, penalties and attorneys' fees, disbursements and related charges) based upon or arising out of the Executive's breach of any of the foregoing representations and warranties.

11.  CHANGE IN CONTROL.

     (a) GENERALLY. Unless the Executive elects to terminate this Agreement pursuant to subsections (b), (c) or (d) below, the Executive understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder or that the Company may undergo another type of Change in Control. In the event such a merger or


                                       9.

consolidation or other Change in Control is initiated prior to the end of the Term or any extension or renewal thereof, then the provisions of this Section 11 shall be applicable.

     (b) NON ASSUMPTION. In the event of a Change in Control wherein the Company and the Executive have not received written notice at least five (5) business days prior to the date of the event giving rise to the Change in Control from the successor to all or a substantial portion of the Company's business or assets that such successor is willing as of the closing to assume and agrees to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company is hereby required to perform, then the Executive may, at the Executive's sole discretion, elect to terminate the Executive's employment on such Change in Control by providing written notice to the Company prior to the closing of the transaction giving rise to the Change in Control. In such case, the Executive shall receive the severance compensation as set forth in Section 5(d).

     (c) EXECUTIVE'S OPTION. In any Change in Control situation, the Executive may, at the Executive's sole discretion, elect to terminate the Executive's employment upon the effective date of such Change in Control by providing written notice to the Company at least ten (10) business days prior to the closing of the transaction (or ten (10) business days after receipt of notice of such transaction, whichever is later) giving rise to the Change in Control. In such case, the Executive shall receive the severance compensation as set forth in Section 5(d).

     (d) DEEMED CHANGE OF CONTROL. If, on or within one (1) year following the effective date of a Change in Control the Company or its successor terminates the Executive's employment other than for cause or if the Executive's employment with the Company is terminated by the Company within three (3) months before the effective date of a Change in Control other than for cause and it is reasonably demonstrated that such termination (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or anticipation of a Change in Control, then the Executive shall receive the severance compensation as set forth in Section 5(d).

     (e) EFFECTIVE DATE. Solely for purposes of applying Section 5 under the circumstances described in (b) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due the Executive must be paid in full by the Company at or prior to such closing.

     (f) DEFINITION. A "CHANGE IN CONTROL" shall be deemed to have occurred if:

          (i) any person, other than the Company or benefit plan of the Company, acquires, directly or indirectly, the beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) or more of the total voting power of all of the then-outstanding voting securities of the Company; or

          (ii) the date the individuals who constitute the Board as of the date of the Company's initial public offering (the "INCUMBENT BOARD") cease for any reason to constitute at


                                      10.
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least a majority of the members of the Board, provided that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Company's management prior to, or at the time of, such individual's initial nomination for election) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

          (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization or reorganization of the Company, a reverse stock split of outstanding voting securities, the issuance of shares of Company stock in connection with the acquisition of the stock or assets of another entity, or consummation of any such transaction if stockholder approval is not obtained, but a Change in Control shall include any transaction which would result in more than fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by more than fifty percent (50%) of the holders of outstanding voting securities of the Company immediately prior to the transactions with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

          (iv) the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets (i.e., more than fifty percent (50%) or more of the total assets of the Company).

     (g) TAX GROSS UP. The Executive shall be fully "GROSSED UP" by the Company or its successor for any excise taxes that the Executive incurs under Section 4999 of the Internal Revenue Code of 1986, as amended (as well as for income tax on the "GROSS UP" amount), as a result of any Change in Control. Such amount will be due and payable by the Company on the date of the Change of Control.

     (h) VESTING. Upon the occurrence of a Change of Control, any unvested portion of any awards of stock options or stock grants pursuant to this Agreement or otherwise shall immediately vest and become exercisable to their fullest extent (notwithstanding any vesting periods specified elsewhere) and the Executive shall be entitled to all rights and privileges associated with such awards (subject to applicable securities laws and regulations). With respect to option awards which vest pursuant to this paragraph, the Executive shall have a period of twelve (12) months from the date of vesting in which to exercise such options.

12. COMPLETE AGREEMENT. This Agreement is not a promise of future employment. This Agreement embodies the entire agreement of the parties with respect to the Executive's employment, compensation, perquisites and related items and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company or any of its subsidiaries or affiliates, and any such prior agreements, arrangements or understandings are hereby terminated and of no further effect. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.


                                      11.

13. WAIVER. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

14.  GOVERNING LAW; JURISDICTION; ASSIGNABILITY.

     (a) GOVERNING LAW. This Agreement shall be subject to, and governed by, the laws of the Commonwealth of Virginia.

     (b) JURISDICTION. Any action to enforce any of the provisions of this Agreement shall be brought in a local or federal court within the Eastern District of Virginia. The Parties consent to the jurisdiction of such court and to the service of process in any manner provided by Virginia law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.

     (c) ASSIGNABILITY. This obligations of the Executive may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. Subject to the express provisions of Section 11, the Company and the Executive agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company. The term "SUCCESSOR" means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a material part of the assets of the Company.

15. SEVERABILITY. If any provision of this Agreement of any part thereof, including, without limitation, Sections 6 and 7 hereof, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, which shall be given full effect without regard to the invalid or unenforceable part thereof, or the validity or enforceability of this Agreement. If any court construes any of the provisions of Sections 6 or 7 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision so reduced, restricted or redefined.


                                      12.

16. NOTICES. All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:

         If to the Company:     Gladstone Capital Corporation
                                1750 Tysons Blvd., 4th Floor
                                McLean, Virginia 22101
                                Attn.:  David Gladstone, Chief Executive Officer
                                Tel:  (703) 744-1165

         If to the Executive:   Terry Lee Brubaker
                                HCR 61 Box 152
                                Hartfield, Virginia 23071
                                Tel:  (804) 776-7182

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.

17. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.



                            [SIGNATURE PAGE FOLLOWS]



                                      13.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of July 23, 2001.

                                     GLADSTONE CAPITAL CORPORATION



                                     By: /s/ David Gladstone
                                        ----------------------------------------
                                        David Gladstone, Chief Executive Officer

                                    EXECUTIVE


                                     /s/ Terry Lee Brubaker
                                    --------------------------------------------
                                    Terry Lee Brubaker